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                                                                    Sub-Item 77C

               Submission of Matters to a Vote of Security Holders
                                AIM Growth Series

Special Meetings ("Meetings") of Shareholders of AIM Balanced-Risk Retirement Now Fund (formerly AIM Independence Now Fund), AIM Balanced-Risk Retirement 2010 Fund (formerly AIM Independence 2010 Fund), AIM Balanced-Risk Retirement 2020 Fund (formerly AIM Independence 2020 Fund), AIM Balanced-Risk Retirement 2030 Fund (formerly AIM Independence 2030 Fund), AIM Balanced-Risk Retirement 2040 Fund (formerly AIM Independence 2040 Fund) and AIM Balanced-Risk Retirement 2050 Fund (formerly AIM Independence 2050 Fund) (each a "Fund," and together the "Funds"), all investment portfolios of AIM Growth Series, a Delaware statutory trust ("Trust"), were held on August 27, 2009. The meeting was adjourned once more on September 17, 2009 and reconvened on October 29, 2009. At the reconvened meeting, the following matter was then considered:

(1) Approve changing the Funds' sub-classification from "diversified" to "non-diversified" and approve the elimination of a related fundamental investment restriction.

The results of the voting on the above matter were as follows:

                                                                    Votes     Withheld/
Matter                                                 Votes For   Against   Abstentions
------                                                 ---------   -------   -----------
(1)  Approve changing the Funds' sub-classification
     from "diversified" to "non-diversified" and
     approve the elimination of a related
     fundamental investment restriction.
     AIM Balanced-Risk Retirement Now Fund              113,630      8,157      41,966
     AIM Balanced-Risk Retirement 2010 Fund             395,849     27,700     164,583
     AIM Balanced-Risk Retirement 2020 Fund             883,545     38,914     350,484
     AIM Balanced-Risk Retirement 2030 Fund             772,273     37,184     277,603
     AIM Balanced-Risk Retirement 2040 Fund             361,923     22,086     145,376
     AIM Balanced-Risk Retirement 2050 Fund             216,417     13,330      52,938